Exhibit 99.1

Hecla Mining Company Announces Redemption of All Outstanding Shares of

Its Series B Cumulative Convertible Preferred Stock

COEUR D’ALENE, IDAHO - November 10, 2026 - Hecla Mining Company (NYSE: HL) today announced that it has called for redemption all of the outstanding shares of its Series B Cumulative Convertible Preferred Stock (NYSE: HL-PB) (the “Series B Preferred Stock”). The redemption will take place on December 11, 2026 (the “Redemption Date”).

Redemption Terms

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Redemption Price. Each share outstanding on the Redemption Date will be redeemed for $50.00 plus all accrued and unpaid dividends up to the Redemption Date, paid in cash. Accrued dividends from October 1, 2026, the most recent dividend payment date, will be $0.6806 per share, for a total redemption price of $50.6806 per share.

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Dividends. The accrued dividend is included in the redemption price and will be paid with the redemption price on surrender of the shares, rather than to holders as of a dividend record date. Hecla does not expect to declare another regular quarterly dividend on the Series B Preferred Stock before the Redemption Date.

•	Dividends end. Dividends on the Series B Preferred Stock stop accruing on the Redemption Date.

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Payment. Holders of record will receive payment on surrender of their shares through Equiniti Trust Company, LLC, the redemption and paying agent. Holders who hold through a broker or bank will be paid through The Depository Trust Company and should contact their broker or bank.

Conversion Right

Holders may convert their shares of Series B Preferred Stock into shares of Hecla’s common stock at any time before 5:00 p.m., New York City time, on December 10, 2026. Each share of Series B Preferred Stock is convertible at the holder’s election into approximately 3.2154 shares of common stock, based on the conversion price of $15.55 per share of common stock. Hecla will pay cash instead of any fractional share. Holders who convert will not receive any accrued and unpaid dividends with respect to converted shares. After the conversion deadline, the conversion right will end, and shares not converted will be redeemed for cash on the Redemption Date.

Based on 150,736 shares of Series B Preferred Stock currently outstanding, redeeming all currently outstanding shares would total approximately $7.64 million in cash. If all holders of currently outstanding shares elect to convert all of their shares, Hecla would issue approximately 484,700 shares of common stock to settle the conversions.

Notice to Holders

Hecla is mailing a notice of redemption to registered holders today. Holders with questions may contact Equiniti Trust Company, LLC at (718) 921-8317 or Hecla Investor Relations at (208) 769-4100 or hmc-info@hecla.com. This release is not a notice of redemption. The terms of the redemption and conversion are set out in the notice of redemption and in the Company’s Amended and Restated Certificate of Incorporation.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska and Idaho, the Company is advancing its Keno Hill mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) the Company’s plans and expected timing to redeem all outstanding shares of its Series B Cumulative Convertible Preferred Stock on December 11, 2026, including the expected redemption price and the amount of accrued and unpaid dividends payable; (ii) the Company’s expectation that it will fund the redemption from cash on hand and the amount of cash required to do so; (iii) the number of shares of the Company’s common stock that may be issued upon conversion of the Series B Preferred Stock and the extent to which holders elect to convert prior to the conversion deadline; and (iv) the Company’s expectation that it will not declare another regular quarterly dividend on the Series B Preferred Stock before the Redemption Date and that dividends will cease to accrue on the Redemption Date.

For further information, please contact:

Mike Parkin

Vice President – Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com